UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2009

Enterprise Acquisition Corp.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33736	33-1171386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6800 Broken Sound Parkway Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

(561) 988-1700

 (Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[X]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 –  ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On October 22, 2009, Enterprise Acquisition Corp. (the "Company" or "Enterprise") entered into Stock Purchase Agreements with Azimuth Opportunity, Ltd. ("Azimuth Opportunity") and Commerce Court Value, Ltd. ("Commerce Court"), pursuant to which Azimuth Opportunity will sell to Enterprise a total of 146,700 shares, and Commerce Court will sell to Enterprise a total of 632,126 shares of the Company’s common stock issued in its initial public offering (“Public Shares”) at a price per share of $9.98, subject to adjustment.

The purchases for each Stock Purchase Agreement will take place concurrently with or following the closing of the merger with ARMOUR Residential REIT, Inc. ("ARMOUR") and the purchases will be paid for with funds that will be released from the Company’s trust account upon consummation of the merger. Pursuant to each Stock Purchase Agreement, Azimuth Opportunity and Commerce Court have each agreed to have their Public Shares voted in favor of each of the stockholder proposals set forth in the Company's definitive proxy statement/prospectus, dated October 13, 2009, filed with the Securities and Exchange Commission on October 14, 2009.

Such purchases, if made, would increase the likelihood that holders of a majority of the shares of the Company’s common stock will vote in favor of the merger and that holders of less than 30% of Public Shares (or 50% of the Public Shares, if the proposal to increase the conversion threshold is approved at the special meeting) vote against the merger and seek conversion of their Public Shares into cash in accordance with the Company’s amended and restated certificate of incorporation.

The foregoing description of each Stock Purchase Agreement with Azimuth Opportunity and Commerce Court are qualified in their entirety by the copy of such agreements filed as Exhibits 10.1 and 10.2, respectively, to this report, which is incorporated herein by this reference.

ITEM 8.01 – OTHER EVENTS

In addition, on October 28, 2009, Enterprise announced that it has rescheduled the special meetings of its stockholders and warrantholders, which had been scheduled for Thursday, October 29 2009, at 9:00 a.m. Eastern time, to Thursday, November 5, 2009, at 9:00 a.m. Eastern time. Enterprise believes that rescheduling the special meetings will allow Enterprise's stockholders and warrantholders, as well as additional potential investors, additional time to consider and evaluate the proposals set forth in the press release, and would result in a higher equity base for the combined company. Rescheduling the special meetings would also allow for the negotiation and execution of additional forward contracts between Enterprise and institutional investors.

The special meetings will be held on Thursday, November 5, 2009 at 9:00 a.m. Eastern time at the offices of Akerman Senterfitt, One Southeast 3rd Avenue, Suite 2500, Miami, Florida 33131. The record date for the special meetings remains October 5, 2009.

The press release announcing the rescheduling of the special meetings is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving Enterprise and ARMOUR. In connection with the proposed transaction, ARMOUR filed Amendment No. 4 to the Registration Statement on Form S-4 with the SEC on October 13, 2009, and the definitive Proxy Statement/Prospectus for Enterprise was mailed to stockholders and warrantholders of Enterprise on October 14, 2009. INVESTORS AND SECURITY HOLDERS OF ENTERPRISE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the definitive Proxy Statement/Prospectus and other documents filed with the SEC by Enterprise and ARMOUR through the website maintained by the SEC at www.sec.gov. Free copies of the definitive Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained by directing a request to Enterprise Acquisition Corp., 6800 Broken Sound Parkway, Boca Raton, Florida 33487 Attention: Investor Relations.

Participants in Solicitation

Enterprise and ARMOUR and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Enterprise's directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on March 16, 2009, and information regarding ARMOUR's directors and executive officers is available in the definitive Proxy Statement/Prospectus filed with the SEC on October 14, 2009 by Enterprise and ARMOUR. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive Proxy Statement/Prospectus and other relevant materials filed with the SEC.

ITEM 9.01

Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated as of October 22, 2009, by and between Enterprise Acquisition Corp. and Azimuth Opportunity, Ltd.

10.2	Stock Purchase Agreement, dated as of October 22, 2009, by and between Enterprise Acquisition Corp. and Commerce Court Value, Ltd.

99.1	Press Release, dated October 28, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 28, 2009

ENTERPRISE ACQUISITION CORP.

/s/ Daniel C. Staton

Name: Daniel C. Staton

Title:   President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated as of October 22, 2009, by and between Enterprise Acquisition Corp. and Azimuth Opportunity, Ltd.

10.2	Stock Purchase Agreement, dated as of October 22, 2009, by and between Enterprise Acquisition Corp. and Commerce Court Value, Ltd.

99.1	Press Release, dated October 28, 2009.